Cumulus Media Announces Additional Extension of Expiration Time in Exchange Offer and Consent Solicitation Relating to 6.750% Senior Secured First-Lien Notes due 2026

ATLANTA, GA — April 15, 2024 – Cumulus Media Inc. (NASDAQ: CMLS) (the “Company” or “Cumulus”) today announced that its subsidiary, Cumulus Media New Holdings Inc. (the “Issuer”), has further extended the Expiration Time in its previously-announced Exchange Offer and Consent Solicitation (the “Exchange Offer and Consent Solicitation”), in which the Issuer offered to exchange any and all of the Issuer’s outstanding 6.750% Senior Secured First-Lien Notes due 2026 (the “Old Notes”) for new 8.750% Senior Secured First-Lien Notes due 2029 (“New Notes”), to be issued by the Issuer, upon the terms of and subject to the conditions set forth in the confidential offering memorandum and consent solicitation statement dated February 27, 2024 (the “Offering Memorandum”). Capitalized terms used but not defined in this press release have the respective meanings ascribed to such terms in the Offering Memorandum.

The Issuer is further extending the previously announced New Further Expiration Time, which was 5:00 p.m., New York City Time, on April 12, 2024, to 5:00 p.m., New York City Time, on April 16, 2024 (the "Additionally Extended Expiration Time"). The deadline to validly withdraw tenders of the Old Notes was not extended and expired at 5:00 p.m., New York City Time, on March 11, 2024. The Exchange Offer and Consent Solicitation will expire at the Additionally Extended Expiration Time, unless extended or terminated. The Additionally Extended Expiration Time is subject to earlier termination, withdrawal or extension by the Issuer in its sole and absolute discretion. All other terms of the tender offer remain unchanged.

The previously announced Early Tender Time lapsed at 5:00 p.m., New York City Time, on March 18, 2024. As such, holders that validly tender and do not validly withdraw their Old Notes prior to the Additionally Extended Expiration Time are only eligible to receive $770.00 principal amount of New Notes. The Issuer will pay accrued and unpaid interest to, but excluding, the Settlement Date, which is as soon as practicable after the Additionally Extended Expiration Time, in cash, to holders of Old Notes accepted for exchange pursuant to the Exchange Offer and Consent Solicitation.

As of 5:00 p.m., New York City time, on April 12, 2024, approximately $15 million aggregate principal amount of the Old Notes had been validly tendered pursuant to the Exchange Offer and Consent Solicitation and not withdrawn.

Only holders who have duly completed and submitted an eligibility letter (which may be found at www.dfking.com/cumulus) will be authorized to receive the Offering Memorandum and related letter of transmittal (the “Exchange Offer Documents”) and participate in the Exchange Offer and Consent Solicitation. The eligibility letters will include certifications that the holder is either (1) a “qualified institutional buyer” as defined in Rule 144A under the Securities Act of 1933 (the “Securities Act”) or (2) a non-“U.S. person” (as defined in Rule 902 under the Securities Act) located outside of the United States who is (i) not acting for the account or benefit of a U.S. person, (ii) a “non-U.S. qualified offeree” (as defined in the Exchange Offer Documents), and (iii) not a resident in Canada.

Questions or requests for assistance related to the Exchange Offer and Consent Solicitation or for additional copies of the Exchange Offer Documents may be directed to D.F. King & Co., Inc. at (800) 431-9643 (toll free) or (212) 269-5550 (collect) or cumulus@dfking.com (email). You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer and Consent Solicitation.

The New Notes have not been and will not be registered under the Securities Act or the securities laws of any state, and may not be offered or sold in the United States absent registration or an exemption from the registration requirements of the Securities Act and applicable state securities laws.

This announcement is not an offer to purchase or sell, a solicitation of an offer to purchase or sell or a solicitation of consents with respect to any securities. The Exchange Offer and Consent Solicitation is being made solely by the Offering Memorandum. The Exchange Offer and Consent Solicitation is not being made to holders of Old Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

Forward-looking statements

Certain statements in this release may constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Such statements are statements other than historical fact and relate to our intent, belief or current expectations primarily with respect to our future operating, financial, and strategic performance and our plans and objectives, including with regard to returning capital to shareholders. Any such forward-looking statements are not guarantees of future performance and involve risks, uncertainties and other factors that may cause actual results, performance or achievements to differ from those contained in or implied by the forward-looking statements as a result of various factors. Such factors include, among others, risks and uncertainties related to the Issuer’s ability to consummate the Exchange Offer and Consent Solicitation and/or the Term Loan Exchange Offer, the Company’s ability to generate sufficient cash flows to service debt and other obligations and ability to access capital, including debt or equity, and the Company’s ability to achieve the benefits contemplated by the Exchange Offer and Consent Solicitation and/or the Term Loan Exchange Offer. We are subject to additional risks and uncertainties described in our quarterly and annual reports filed with the Securities and Exchange Commission from time to time, including in the "Risk Factors," and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" sections contained therein. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company’s control, and the unexpected occurrence or failure to occur of any such events or matters could cause our actual results, performance, financial condition or achievements to differ materially from those expressed or implied by such forward-looking statements. Cumulus assumes no responsibility to update any forward-looking statements, which are based upon expectations as of the date hereof, as a result of new information, future events or otherwise.

For further information, please contact:
Cumulus Media Inc.
Investor Relations Department
IR@cumulus.com
404-260-6600